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                                                                 EXHIBIT 10.17


                    RESOLUTION OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS
                                       OF
                          FREMONT GENERAL CORPORATION



The undersigneds, being all the Committee do hereby consent to the adoption of the following resolution:

Whereas, the Company wishes to provide a modest retirement benefit for non-employee Directors of our Company who have served at least five (5) years and who are, at the time of retirement, at least 65 years of age; and

Whereas, the Company wishes to continue to draw on the experience and counsel of its retired Directors for a period following retirement; and

Whereas, the Company wishes to provide such benefit in the form of continuing regular monthly fees at the rate in effect, as adopted by the Board, at the time of the Director's retirement, for a period of three (3) years thereafter; and

Whereas, the Company wishes to extend such benefits as remain owing under these provisions to the surviving spouse (if any) of Directors who die prior to retirement or during the three (3) year period thereafter; and

Whereas, the Company intends to continue these provisions indefinitely but nonetheless wishes to reserve the absolute right to amend, alter, modify or discontinue these provisions at its sole discretion;

Now, therefore, be it resolved that the Committee hereby authorizes and instructs the officers of the Company forthwith to implement a Continuing Compensation Plan for retired Directors, in a form accept able to the General Counsel of the Company, which Plan shall provide continuation of the payment of monthly fees for a period of three (3) years following retirement or to the Directors' surviving spouses.


                                      /s/ Dickinson C. Ross
                                      ---------------------------------------
                                      Dickinson C. Ross
                                      Chairman


                                      /s/ Kenneth L. Trefftzs
                                      ---------------------------------------
                                      Kenneth L. Trefftzs


                                      /s/ Houston I. Flournoy
                                      ---------------------------------------
                                      Houston I. Flournoy

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                          FREMONT GENERAL CORPORATION

               CONTINUING COMPENSATION PLAN FOR RETIRED DIRECTORS


In recognition of their service and contributions as Directors of the Company, and upon attainment of the age and length of service requirements herein defined, FREMONT GENERAL CORPORATION provides the benefit of continuing compensation to those non-employee Directors who elect to retire from active participation on the Board.

ELIGIBILITY

Directors who are not, nor have been, employees of the Company, or of any of its principal subsidiaries, who have served at least five (5) consecutive years on the Board are eligible for continuing compensation under this Plan.

QUALIFICATION

Upon retirement from active service on the Board after completing at least five
(5) years of service and the attainment of age 65 (but not later than the attainment of age 75), eligible Directors shall continue to receive monthly payments equal to the monthly fees then in effect as approved by the Board for a period of three (3) years following retirement.

CONTINGENCY PLANS

DEATH

In the event of an eligible Director's death PRIOR to retirement, the Company will pay to the Director's surviving spouse (if any) the benefit which the Company would have paid had the Director retired at the time of death.

Should a Director die AFTER retirement, the Company' will continue to pay the monthly fees then in effect to the surviving spouse (if any) for the remainder of the three (3) year period.

At the Company's sole discretion, such a survivor benefit may be paid in monthly installments or in a lump sum.





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DISABILITY

In the event an eligible Director becomes totally and permanently disabled prior to retirement, the Company will pay such benefit as the Director would have been paid had he or she retired at the time of disability. Payments to a Director who becomes disabled after retiring will continue for the duration of the three (3) year period.

The Company will regard the certification of the attending physician as to the qualification date for this benefit.

In the event of death following a period of total disability, but within the three (3) year period, the Company will continue the scheduled benefits as described under "DEATH" above to the surviving spouse (if any).

EXCLUSIVITY

No one, other than eligible Directors or their surviving spouses, shall have any claim to the benefits provided under this Plan. Thus, upon the death of a surviving spouse, all further payments cease; no payments are owed to any estate or other claimant thereafter.






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ADMINISTRATION

Notwithstanding the Company's desire and intent to implement and maintain this Plan for the benefit of its Directors, the Plan is an informal, voluntary, non-contributory, unfunded and non-qualified Plan within the meanings of all ERISA, IRC or other codes and regulations. Maintenance, funding, and payments under the terms of this Plan are purely discretionary with the Company which can alter, suspend, or discontinue this Plan at will. The commitment to pay under the terms of this Plan is merely an unsecured promise-to-pay obligation of the Company.

The Plan shall be administered by the Company's Personnel Officer under the supervision of the Compensation Committee of the Board and the Chief Executive Officer. Claims against the Plan are administered by the Personnel Officer.

Disputed claims or payments will be reviewed by the Compensation Committee of the Board which may enforce, in its sole discretion, the action(s) taken by the Personnel Officer or make whatever adjustments it deems necessary. The decisions of the Compensation Committee are final.

IMPLEMENTATION

This Plan is effective immediately upon affirmative vote of the majority of all Directors.





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